Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:    Media Relations     CarolAnn Hibbard, 508.661.2264, news@ameresco.com
Investor Relations     Suzanne Messere, 508.598.3044, ir@ameresco.com

Ameresco Postpones Fourth Quarter and Full Year Earnings Release

FRAMINGHAM, MA - February 28, 2013 - Ameresco, Inc. (NYSE:AMRC), a leading energy efficiency and renewable energy company, today announced that it is postponing the release of its financial results for the fourth quarter and full year 2012, as well as its related conference call, because it is evaluating the designation of an interest rate swap used in its hedging strategy to manage interest rate risk.
The Company maintains a portfolio of eight interest rate swaps used to hedge exposure to adverse changes in short-term market rates related primarily to renewable energy project financings. Each of the interest rate swaps has been designated as a fair value hedge using hedge accounting under ASC 815-20-25. Seven of the interest rate swaps have been designated as hedges using the “long-haul” method; one was entered into and designated as a hedge in March 2010 using the “short cut” method. Based on a review of its swaps conducted in connection with entering into new swaps in the fourth quarter of 2012, the Company has retrospectively determined that designation of this particular interest rate swap using the “short cut” method was not appropriate.
Under ASC 815-20-25, for interest rate swaps designated as hedges using either of the “short cut” or “long-haul” methods, the fair value of the swap is recorded in the consolidated balance sheet and any changes in fair value of the swap are recorded as adjustments to other comprehensive income (loss). The analysis underlying the determination to rely upon the “short-cut” method is complex and subject to interpretation. If an interest rate swap designated using the “short cut” is retrospectively determined not to have qualified for that method, then hedge accounting treatment for prior periods is not appropriate. In that event, any changes in fair value would be recorded, as a non-cash item, in other income (expense) in the consolidated statements of income for any periods during which the swap does not qualify as a hedge.
The Company is conducting, but has not completed, an analysis of the materiality of the change in accounting treatment for the interest rate swap entered into in March 2010 for its 2010, 2011 and 2012 financial results and whether any prior period adjustments would be necessary. It also has not completed its analysis of whether any prior period adjustments, if necessary, would require filing amended periodic reports with the Securities and Exchange Commission.
As a result of its retrospective determination that the interest rate swap did not qualify for the “short-cut” method, the Company expects it will redesignate the swap using the “long-haul” method in the first quarter of 2013. In that case, the swap would be subject to periodic effectiveness testing and qualify, prospectively, for hedge accounting treatment.

Once the Company has completed its analyses, it expects to announce the date that it will release fourth quarter and full year 2012 financial results and host an earnings conference call.
About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent provider of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability, and renewable energy solutions for facilities throughout North America. Ameresco's services include upgrades to a facility's energy infrastructure and the development, construction and operation of renewable energy plants.  Ameresco has successfully completed energy saving, environmentally responsible projects with federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers.  With its corporate headquarters in Framingham, MA, Ameresco provides local expertise through its 63 offices in 34 states and five Canadian provinces. Ameresco has more than 900 employees. For more information, visit www.ameresco.com.

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about the ongoing evaluation of Ameresco's current and historical accounting treatment of interest rate swaps and the outcome and timing of such evaluation, as well as other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the impact of the announced postponement in Ameresco's earnings release and the material weakness in Ameresco's internal control, as well other factors discussed in Ameresco's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission on March 15, 2012 and in its quarterly reports on Form 10-Q. In addition, the forward-looking statements included in this press release represent Ameresco's views as of the date of this press release. Ameresco anticipates that subsequent events and developments will cause its views to change. However, while Ameresco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Ameresco's views as of any date subsequent to the date of this press release.